ENACT REPORTS SECOND QUARTER 2022 RESULTS
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Second quarter GAAP Net Income of $205 million, or $1.25 per diluted share
Second quarter Adjusted Operating Income of $205 million, or $1.26 per diluted share
Second quarter return on equity of 20.1% and adjusted operating return on equity of 20.2%
Record Insurance-in-Force of $238 billion, a 9% increase from second quarter 2021
PMIERs Sufficiency of 166% or $2,047 million
Book value per share of $25.06

Raleigh, NC, August 2, 2022 – Enact Holdings, Inc. (Nasdaq: ACT) today announced financial results for the second quarter of 2022.

"This was another strong quarter for Enact in which we delivered record results,” said Rohit Gupta, President and CEO of Enact. “Our performance reflects the continued execution of our strategy, the strength and resiliency of our business model, and the sustained performance of our outstanding team. We pursued our strategy of disciplined growth, maintained a strong balance sheet, took additional steps to enhance our risk profile and financial flexibility, and continued to invest in our business and return capital to our shareholders. While economic uncertainty has increased and mortgage rates have come off historically low levels, overall market conditions and the longer-term drivers of demand remain constructive, and we believe we are well positioned to execute on our strategy in a dynamic environment. Going forward, we remain committed to our goal of increasing the accessibility and affordability of home ownership and to driving value creation for all stakeholders.”

Key Financial Highlights

(In millions, except per share data or otherwise noted)	2Q22	1Q22	2Q21
Net Income (loss)	$205	$165	$131
Diluted Net Income (loss) per share	$1.25	$1.01	$0.80
Adjusted Operating Income (loss)	$205	$165	$134
Adj. Diluted Operating Income (loss) per share	$1.26	$1.01	$0.82
NIW ($B)	$17	$19	$27
Primary IIF ($B)	$238	$232	$217
Persistency	80%	76%	63%
Net Premiums Earned	$237	$234	$242
Losses Incurred	$(62)	$(10)	$30
Loss Ratio	(26)%	(4)%	12%
Operating Expenses	$61	$57	$67
Expense Ratio	26%	24%	27%
Net Investment Income	$36	$35	$35
Return on Equity	20.1%	16.2%	13.0%
Adjusted Operating Return on Equity	20.2%	16.2%	13.4%
PMIERs Sufficiency ($)	$2,047	$2,261	$1,941
PMIERs Sufficiency (%)	166%	176%	165%

Second Quarter 2022 Financial and Operating Highlights
•Net income for the second quarter of 2022 was $205 million, or $1.25 per diluted share, compared with $165 million, or $1.01 per diluted share, for the first quarter of 2022 and $131 million, or $0.80 per diluted share, for the second quarter of 2021. The sequential and year-over-year improvement in net income was primarily driven by lower losses from favorable reserve development. Adjusted operating income for the second quarter of 2022 was $205 million, or $1.26 per diluted share, compared with $165 million, or $1.01 per diluted share, for the first quarter of 2022 and $134 million, or $0.82 per diluted share, for the second quarter of 2021.
•New insurance written (NIW) was $17 billion, down 7% compared to $19 billion in the first quarter of 2022, and down 35% compared to $27 billion in the second quarter of 2021, driven by lower estimated originations given the recent increase in interest rates. Our NIW for the second quarter was comprised of 93% monthly premium policies and 96% purchase originations.
•Primary Insurance-In-Force was $238 billion, up 2% compared to $232 billion in the first quarter of 2022 and up 9% compared to $217 billion in the second quarter of 2021, driven by strong NIW and increasing persistency.
•Persistency for the second quarter of 2022 was 80%, up from 76% in the first quarter of 2022 and 63% in the second quarter of 2021. The continued increase in persistency to approximate historical norms was primarily driven by an increase in mortgage rates and an ongoing decline in the percentage of our in-force policies with mortgage rates above current rates.
•Net premiums earned were $237 million, up 1% compared to $234 million in the first quarter of 2022 and down 2% compared to $242 million in the second quarter of 2021. Net earned premium yield was down from the first quarter of 2022 and the second quarter of 2021, driven by the lapse of older, higher-priced policies as compared to our new insurance written, lower single premium cancellations and higher ceded premiums sequentially.
•Losses incurred for the second quarter of 2022 were $(62) million and the loss ratio was (26)%, compared to $(10) million and (4)%, respectively, in the first quarter of 2022, driven by a reserve release of $96 million primarily from favorable cure performance on 2020 COVID related delinquencies. Current quarter losses incurred and the loss ratio also compared favorably to results of the second quarter 2021 of $30 million and 12%, respectively, driven by the favorable reserve development in the current quarter partially offset by higher new delinquencies from recent large books that are aging and going through their normal loss development pattern.
•The percentage of loans in default at quarter end was 2.06%, compared to 2.40% as of March 31, 2022, and 3.60% as of June 30, 2021, as cures continued to outpace new delinquencies.
•Operating expenses in the current quarter were $61 million and the expense ratio was 26%, compared to $57 million and 24%, respectively, in the first quarter of 2022, driven by higher general and administrative costs. Current quarter expenses compared favorably to results of the second quarter of 2021 of $67 million and 27%, respectively, driven by lower costs allocated by our Parent, Genworth Holdings, Inc., partially offset by higher general and administrative expenses in the current quarter.
•Net investment income for the second quarter of 2022 was $36 million, up modestly as compared to $35 million for each of the first quarter of 2022 and the second quarter of 2021.
•Annualized return on equity for the second quarter of 2022 was 20.1%, and annualized adjusted operating return on equity was 20.2%. Current-quarter results compare favorably to both the first quarter 2022 results of 16.2% and 16.2%, respectively, and second quarter 2021 results of 13.0% and 13.4%, respectively. Sequential improvements in both return on equity and adjusted operating return on equity were driven, in part, by lower losses in the current quarter, the change in unrealized gains / losses in our asset portfolio, and the execution of a $23 million dividend in the second quarter of 2022.

Capital and Liquidity
•PMIERs sufficiency for the quarter was 166% and $2,047 million above the published PMIERs requirements, compared to 176% and $2,261 million above the published PMIERs requirements in the first quarter of 2022. The sequential decrease in PMIERs sufficiency was driven by NIW, the $242 million distribution from our flagship insurance writer and the amortization of existing reinsurance transactions, partially offset by our business cash flows and lower delinquencies.
•PMIERs sufficiency benefited from a 0.30 multiplier applied to the risk-based required asset factor for certain non-performing loans, which resulted in a reduction of the published PMIERs required assets by an estimated $178 million at the end of the current quarter, compared to $272 million at the end of the first quarter 2022 and $760 million at the end of the second quarter 2021. These amounts are gross of incremental reinsurance benefits from the elimination of the 0.30 multiplier.
•Enact Holdings, Inc. held $468 million of cash as of June 30, 2022, an increase of $225 million from the prior quarter, primarily due to our $242 million distribution from our flagship insurance writer partially offset by our common dividend paid in the current quarter.
•On June 30, 2022, Enact Holdings, Inc. entered into a five-year $200 million senior unsecured revolving credit facility. The company may use borrowings under the Credit Facility for working capital needs and general corporate purposes, including capital contributions to our insurance subsidiaries.

Recent Events
•Moody’s Investors Service upgraded the insurance financial strength rating for Enact Mortgage Insurance Corporation - to Baa1 from Baa2, and Enact’s long-term issuer rating and senior unsecured debt rating to Ba1 from Ba2. The outlook for the ratings is stable.

Conference Call and Financial Supplement Information
This press release, the second quarter 2022 financial supplement and earnings presentation are now posted on the Company’s website, https://ir.enactmi.com. Investors are encouraged to review these materials.

Enact will discuss second quarter financial results in a conference call tomorrow, Tuesday, August 2, 2022, at 8:00 a.m. (Eastern). Enact’s conference call can be accessed via telephone and Internet. The dial-in number for Enact’s August 2nd conference call is 866-634-2594 or 412-902-4104 (outside the U.S.); participants should ask to be joined into the Enact Holdings, Inc. call. To participate in the call by webcast, register at https://ir.enactmi.com/news-and-events/events at least 15 minutes prior to the webcast to download and install any necessary software.

A digital replay of the webcast will be available on the Enact website following the live broadcast for a period of one year at https://ir.enactmi.com/news-and-events/events.

In addition to the information provided in the company's earnings news release, other statistical and financial information, which is expected to be referred to during the conference call, is available on Enact’s website at https://ir.enactmi.com.

About Enact
Enact (Nasdaq: ACT), operating principally through its wholly-owned subsidiary Enact Mortgage Insurance Corporation since 1981, is a leading U.S. private mortgage insurance provider committed to helping more people achieve the dream of homeownership. Building on a deep understanding of lenders' businesses and a legacy of financial strength, we partner with lenders to bring best-in class service, leading underwriting expertise, and extensive risk and capital management to the mortgage process, helping to put more people in homes and keep them there. By empowering customers and their borrowers, Enact seeks to positively impact the lives of those in the communities in which it serves in a sustainable way. Enact is headquartered in Raleigh, North Carolina.

Safe Harbor Statement
This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements may address, among other things, our expected financial and operational results, the related assumptions underlying our expected results, and the quotations of management. These forward-looking statements are distinguished by use of words such as “will,” “may,” “would,” “anticipate,” “expect,” “believe,” “designed,” “plan,” “predict,” “project,” “target,” “could,” “should,” or “intend,” the negative of these terms, and similar references to future periods. These views involve risks and uncertainties that are difficult to predict and, accordingly, our actual results may differ materially from the results discussed in our forward-looking statements. Our forward-looking statements contained herein speak only as of the date of this press release. Factors or events that we cannot predict, including uncertainty around Covid-19 and the effects of government and other measures seeking to contain its spread; supply chain constraints; inflation; increases in interest rates; risks related to an economic downturn or recession in the United States and in other countries around the world; changes in political, business, regulatory, and economic conditions; future adverse rating agency actions, including with respect to rating downgrades or potential downgrades or being put on review for potential downgrade, all of which could have adverse implications; changes in or to Fannie Mae and Freddie Mac (the “GSEs”), whether through Federal legislation, restructurings or a shift in business practices; failure to continue to meet the mortgage insurer eligibility requirements of the GSEs; competition for customers; lenders or investors seeking alternatives to private mortgage insurance; an increase in the number of loans insured through Federal government mortgage insurance programs, including those offered by the Federal Housing Administration; and other factors described in the risk factors contained in our Annual Report on Form 10-K and other filings with the Securities and Exchange Commission, may cause our actual results to differ from those expressed in forward-looking statements. In addition, the potential for future dividend payments and other forms of returning capital to shareholders, including share repurchases, will be determined in consultation with the Board of Directors, and after considering economic and regulatory factors, current risks to the Company, and subsidiary performance. Although Enact believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be achieved and it undertakes no obligation to update publicly any forward-looking statements as a result of new information, future events, or otherwise, except as required by applicable law.

GAAP/Non-GAAP Disclosure Discussion
This communication includes the non-GAAP financial measures entitled “adjusted operating income (loss)”, “adjusted operating income (loss) per share," and “adjusted operating return on equity." Adjusted operating income (loss) per share is derived from adjusted operating income (loss). The chief operating decision maker evaluates performance and allocates resources on the basis of adjusted operating income (loss). The Enact Holdings, Inc. (the “Company”) defines adjusted operating income (loss) as net income (loss) excluding the after-tax effects of net investment gains (losses), restructuring costs and infrequent or unusual non-operating items. The Company excludes net investment gains (losses) and infrequent or unusual non-operating items because the company does not consider them to be related to the operating performance of the Company and other activities. The recognition of realized investment gains or losses can vary significantly across periods as the activity is highly discretionary based on the timing of individual securities sales due to such factors as market opportunities or exposure management. Trends in the profitability of our fundamental operating activities can be more clearly identified without the fluctuations of these realized gains and losses. We do not view them to be indicative of our fundamental operating activities. Therefore, these items are excluded from our calculation of adjusted operating income. In addition, adjusted operating income (loss) per share is derived from adjusted operating income (loss) divided by shares outstanding. Adjusted operating return on equity is calculated as annualized adjusted operating income for the period indicated divided by the average of current period and prior periods’ ending total stockholders’ equity.

While some of these items may be significant components of net income (loss) in accordance with U.S. GAAP, the Company believes that adjusted operating income (loss) and measures that are derived from or incorporate adjusted operating income (loss), including adjusted operating income (loss) per share on a basic and diluted basis and adjusted operating return on equity, are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. Management also uses adjusted operating income (loss) as a basis for determining awards and compensation for senior management and to evaluate performance on a basis comparable to that used by analysts. Adjusted operating income (loss) and adjusted operating income (loss) per share on a basic and diluted basis are not substitutes for net income (loss) available to the Company’s common stockholders or net income (loss) available to the Company’s common stockholders per share on a basic and diluted basis determined in accordance with U.S. GAAP. In addition, the company’s definition of adjusted operating income (loss) may differ from the definitions used by other companies.

Adjustments to reconcile net income (loss) available to the Company’s common stockholders to adjusted operating income (loss) assume a 21% tax rate.

The tables at the end of this press release provide a reconciliation of net income (loss) to adjusted operating income (loss) and U.S. GAAP return on equity to adjusted operating return on equity for the three months ended June 30, 2022 and 2021, as well as for the three months ended March 31, 2022.

Exhibit A: Consolidated Statements of Income (amounts in thousands, except per share amounts)

	2Q22	1Q22	2Q21
REVENUES:
Premiums	$237,386	$234,279	$242,480
Net investment income	35,776	35,146	34,689
Net investment gains (losses)	(381)	(339)	(1,753)
Other income	760	502	705
Total revenues	273,541	269,588	276,121

LOSSES AND EXPENSES:
Losses incurred	(61,563)	(10,446)	30,003
Acquisition and operating expenses, net of deferrals	58,201	54,262	63,050
Amortization of deferred acquisition costs and intangibles	3,230	3,090	3,597
Interest expense	12,786	12,776	12,745
Total losses and expenses	12,654	59,682	109,395

INCOME BEFORE INCOME TAXES	260,887	209,906	166,726
Provision for income taxes	56,152	45,276	35,914
NET INCOME	$204,735	$164,630	$130,812

Net investment (gains) losses	381	339	1,753
Costs associated with reorganization	104	222	2,316
Taxes on adjustments	(102)	(118)	(854)
Adjusted Operating Income	$205,118	$165,073	$134,027

Loss ratio (1)	(26)%	(4)%	12%
Expense ratio (2)	26%	24%	27%
Earnings Per Share Data:
Net Income per share
Basic	$1.26	$1.01	$0.80
Diluted	$1.25	$1.01	$0.80
Adj operating income per share
Basic	$1.26	$1.01	$0.82
Diluted	$1.26	$1.01	$0.82
Weighted-average common shares outstanding
Basic	162,842	162,841	162,840
Diluted	163,225	163,054	162,840

(1)The ratio of losses incurred to net earned premiums.
(2)The ratio of acquisition and operating expenses, net of deferrals, and amortization of deferred acquisition costs and intangibles to net earned premiums. Expenses associated with strategic transaction preparations and restructuring costs decreased the expense ratio by zero percentage points for the three months ended June 30, 2022 and March 31, 2022 and one percentage point for the three months ended June 30, 2021.

Exhibit B: Consolidated Balance Sheets (amounts in thousands, except per share amounts)

Assets	2Q22	4Q21	2Q21
Investments:
Fixed maturity securities available-for-sale, at fair value	$4,909,362	$5,266,339	$5,256,467
Short term investments	—	—	12,499
Total investments	4,909,362	5,266,339	5,268,966
Cash and cash equivalents	583,947	425,828	435,323
Accrued investment income	33,103	31,061	30,843
Deferred acquisition costs	26,689	27,220	28,322
Premiums receivable	41,036	42,266	43,287
Deferred tax asset	98,695	—	—
Other assets	67,601	73,059	55,348
Total assets	$5,760,433	$5,865,773	$5,862,089

Liabilities and Shareholders' Equity
Liabilities:
Loss reserves	$558,894	$641,325	$624,256
Unearned premiums	224,781	246,319	263,573
Other liabilities	154,656	130,604	119,289
Long-term borrowings	741,602	740,416	739,269
Deferred tax liability	—	1,586	25,851
Total liabilities	1,679,933	1,760,250	1,772,238
Equity:
Common stock	1,628	1,628	1,628
Additional paid-in capital	2,377,042	2,371,861	2,369,601
Accumulated other comprehensive income	(293,027)	83,581	159,854
Retained earnings	1,994,857	1,648,453	1,558,768
Total equity	4,080,500	4,105,523	4,089,851
Total liabilities and equity	$5,760,433	$5,865,773	$5,862,089

Book value per share	$25.06	$25.21	$25.12
Book value per share excluding AOCI	$26.86	$24.70	$24.13

U.S. GAAP ROE (1)	20.1%	14.8%	13.0%
Net investment (gains) losses	0.0%	0.0%	0.2%
Costs associated with reorganization	0.0%	0.0%	0.2%
Taxes on adjustments	0.0%	0.0%	(0.1)%
Adjusted Operating ROE(2)	20.2%	14.8%	13.4%

Debt to Capital Ratio	15%	15%	15%

(1) Calculated as annualized net income for the period indicated divided by the average of current period and prior periods’ ending total stockholders’ equity
(2) Calculated as annualized adjusted operating income for the period indicated divided by the average of current period and prior periods’ ending total stockholders’ equity